Exhibit 107

Calculation of Filing Fee Tables

424H
(Form Type)

Wells Fargo Commercial Mortgage Securities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Mortgage Backed Securities	Wells Fargo Commercial Mortgage Trust 2024-5C2, Commercial Mortgage Pass-Through Certificates, Series 2024-5C2	457(s)	$645,304,000	100%	$645,304,000	0.00015310	$98,796.04
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$645,304,000		$98,796.04
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$98,796.04
(1)	The prospectus to which this Exhibit 107 is attached is a preliminary prospectus for the related offering. This table relates to the payment of registration fees in connection with the registration statement on Form SF-3 of which this prospectus forms a part (No. 333-257991), which was filed with the Securities and Exchange Commission on July 16, 2021, as amended by a Form SF-3/A filed on September 9, 2021, as further amended by a Form SF-3/A on September 27, 2021, and became effective on October 15, 2021 (the “Registration Statement”).
(2)	Estimated solely for the purpose of calculating the registration fee.